EXHIBIT 3(i).3


                            GLOBAL MARINE INC.

                         CERTIFICATE OF CORRECTION

                                  of the

                   RESTATED CERTIFICATE OF INCORPORATION



GLOBAL MARINE INC., a corporation organized and existing under the General Corporation Law of the Sate of Delaware, DOES HEREBY
CERTIFY:

FIRST:  The name of the Corporation is GLOBAL MARINE INC.

SECOND: The corporation filed a Restated Certificate of Incorporation in the office of the Secretary of State of Delaware on March 15, 1989 and recorded it in the office of the Recorder of Deeds of New Castle County on March 22, 1989; and the corporation filed a Certificate of Amendment of the Restated Certificate of Incorporation in the office of the Secretary of Sate of Delaware on May 11, 1990 and recorded it in the office of the Recorder of Deeds of New Castle County on May 15, 1990.

THIRD: The corporation's Restated Certificate of Incorporation requires correction as permitted by subsection (f) of Section 103 of the General Corporation Law of the Sate of Delaware.

FOURTH: As a result of a typographical error, the words "Common Stock, no par value per share," which are incorrect, appear once in the sentence substituting the paragraph immediately following Article TENTH of the corporation's Restated Certificate of Incorporation, instead of the correct words "Common Stock", $.10 par value per share," causing said sentence, on pages 17 and 18 of the corporation's Restated Certificate of Incorporation, to be inaccurate and defective.

FIFTH: The sentence constituting the paragraph immediately following Article TENTH, on pages 17 and 18 of the corporation's
Restated Certificate of Incorporation, is hereby corrected to read as follows:

               "Upon this Restated Certificate of
          Incorporation becoming effective, as
          contemplated by the Plan, each share of the corporation's old common stock, $.125 par value per share, and each share of the $3.50
          Cumulative Convertible Preferred Stock, no par value per share, outstanding immediately prior to the time that this Restated Certificate of Incorporation becomes effective, shall, without any further action on the part of the corporation or of any holder of stock of the corporation, be cancelled and cease to represent any ownership interest in the corporation, and new shares of fully paid and nonassessable Common Stock, $.10 par value per share, of the corporation will be issued pursuant to the Plan."

          IN WITNESS WHEREOF, the corporation has caused this Certificate of Correction to be signed by John G. Ryan, A Senior Vice President, and such signature to be attested by Alexander A. Krezel, an Assistant Secretary, this 18th day of September, 1990.






                              /s/ John G. Ryan
                              Senior Vice President


[SEAL]

Attest:




/s/ Alexander A. Krezel
Assistant Secretary